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Exhibit 10.67

CONSULTING AGREEMENT

        THIS AGREEMENT, (the "Agreement") is made and entered into as of the 3rd day of December, 2003, by and between Worldspan, L.P., a Delaware limited partnership with its principal place of business at 300 Galleria Parkway, N.W., Atlanta, Georgia 30339 ("Worldspan") and Douglas L. Abramson, 518 St. Charles Avenue, N.E., Atlanta, Georgia 30308 ("Contractor").

W I T N E S S E T H:

        WHEREAS, Contractor provides consulting services relating to travel technology services, systems, and operations; and

        WHEREAS, Worldspan desires to use Contractor's consulting services on the terms and conditions specified herein; and

        WHEREAS, Contractor desires to perform the services in the capacity as an independent contractor as specified herein.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and expressly subject to the contingency in Section 23, Worldspan and Contractor hereby agree as follows:

        1.    Engagement.    For the period beginning January 1, 2004 and ending April 30, 2004 ("Term"), Contractor will provide consulting and other services ("Services") as requested from time to time by Worldspan's Chairman, President and CEO ("CEO") or his designee. The scope of Contractor's work effort must be coordinated with the CEO or other personnel designated from time to time by the CEO.

        2.    Nature of Services to be Performed by Contractor.    Contractor acknowledges and agrees that Contractor: (i) is an independent contractor and not an employee of Worldspan; and (ii) will make all governmental filings required to provide the services contemplated herein.

        3.    Compensation.

          (a)    Direct Compensation.    Worldspan will compensate Contractor in the amount of $92,308 for Services under this Agreement provided during the Term. Worldspan will pay such amount in arrears in four (4) equal monthly installments, each on the last day of the month beginning January 31, 2004. Notwithstanding the foregoing and except as otherwise set forth in Section 8, such monthly payment shall be prorated for any time during the month that Contractor was unable to perform the Services due to illness, injury or personal vacation.

          (b)    Out-of-Pocket Expenses.    Subject to Worldspan's prior written approval and guidelines, and except as provided in Section 3(c), Contractor shall be reimbursed for reasonable out-of-pocket expenses, including travel expenses, incurred in the performance of the Services.

          (c)    Air Travel.    Contractor shall be reimbursed for air travel expenses incurred in the performance of the Services. All travel by air shall be subject to Worldspan's rules and regulations and shall be: (i) in coach class for flights within North America and the Caribbean; and (ii) in business class for international flights not covered in Section 3(c)(i). Contractor shall use good faith efforts to book economical fares and shall adhere to the travel policies established for him from time to time by Worldspan.

          (d)    Tax Reporting.    Contractor shall be solely responsible for withholding, paying and reporting of any and all required federal, state, foreign, or local income, self-employment, sales, excise or other taxes and charges. Upon request, Contractor shall certify to Worldspan that he is in compliance with this subparagraph. Contractor understands and agrees that Worldspan will make no deduction from payments to Contractor for federal or state tax withholdings, social security, unemployment, workers' compensation or disability insurance and Contractor will indemnify, defend, and hold harmless Worldspan, its officers, directors, employees and affiliates from and against any liability that any of them may incur by reason of Contractor's failure to properly and timely report all such payments and pay all taxes due with respect to such payments.

          (e)    Employee Benefits.    Contractor acknowledges and agrees that Contractor is not an employee of Worldspan and is not eligible for dental, medical, disability, hospitalization, life insurance, vacation, travel privileges, other employee welfare and benefit programs maintained by Worldspan, or any other programs available to Worldspan employees notwithstanding (i) any determination by any court or governmental agency that Contractor is, or should be considered an employee of Worldspan, or (ii) any provision of any such employee benefit plan. In addition, Contractor shall not be eligible to participate in or accrue benefits under the Worldspan Retirement Savings Plan, the Worldspan Employees' Pension Plan, the long-term and short-term portions of the 2003 or 2004 Executive Incentive Compensation Plan, the Worldspan Stock Option Plan or similar plans.

        4.    Solicitation of Employment.    During the Term and for eighteen (18) months thereafter, unless otherwise mutually agreed to by the parties in writing, Contractor shall not solicit for employment, hire, or use, either directly or indirectly, any Worldspan employee with whom Contractor had contact as a result of this Agreement.

        5.    Confidentiality.    Contractor acknowledges and agrees to hold in a fiduciary capacity for the benefit of Worldspan and shall not directly or indirectly use or disclose, except as authorized in writing by Worldspan, any Information, as defined in the following three sentences, that Contractor may have or acquire (whether or not developed or compiled by Contractor) during the Term and for eighteen (18) months thereafter. The term "Information" as used in this Agreement means confidential and proprietary information including technical, sales, marketing, strategic, and financial information and customer or client lists related to Worldspan or its programs or procedures, including without limitation, information received by Worldspan from third parties and secret, confidential or proprietary information, including technical, sales, marketing, strategic, and financial information and client or customer lists received by Worldspan or Contractor from any client or potential client of Worldspan. The term "Information" also includes, without limitation, Worldspan's computer data base, forms and form letters, form contracts, trade secrets, business plans, budget forecasts, software, contracts, and business arrangements, information regarding specific transactions, financial information and estimates and long-term plans and goals. The term "Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of Worldspan. These rights of Worldspan are in addition to those rights Worldspan has under the common law and under the Georgia Trade Secrets Act of 1990 as said Act may be amended from time to time, for protection of trade secrets.

        6.    Right to Materials.    All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating directly or indirectly to the business of Worldspan which Contractor shall use or come in contact with in the course of, or as a result of, this Agreement shall, as between the parties hereto, remain the sole property of Worldspan. Upon the termination of this Agreement or upon the prior demand of Worldspan, Contractor shall immediately return all such materials and shall not thereafter cause removal thereof from the premises of Worldspan.

        7.    Ownership of Work Product.    Worldspan shall have exclusive unlimited use of the programmed software procedures and work-flow methods which are unique to the software prepared for Worldspan. In addition, Worldspan shall have exclusive title to reports, manuals, visual aids and any other supporting documentation developed for Worldspan. All such products made in the course of the Services rendered hereunder shall be deemed "works made for hire" within the meaning of the

Copyright Act of 1976, as amended (the "Act"). All such works shall be the property of Worldspan and Contractor hereby expressly disclaims any interest in any of them. To the extent that any work performed by Contractor is found as a matter of law not to be a "work made for hire" under the Act, Contractor hereby assigns to Worldspan the sole right, title and interest in and to all such works and all copies of them, without further consideration. For purposes of assignment of Contractor's copyright in such products, Contractor hereby appoints Worldspan as its attorney-in-fact for the purpose of executing any and all documents relating to such assignment. Worldspan shall have the sole right to obtain and to hold in its own name copyright, patent, trademark, trade secret, and any other marks or registrations, intellectual property rights or other such protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Neither Contractor nor its employees, partners, agents, directors, officers or contractors will copyright, patent, trademark, designate as its trade secret, sell, distribute, reverse engineer, re-compile, decompile, incorporate into derivative works or otherwise use said software (including all source and object code), documentation, source programs and components or other products developed by Contractor for Worldspan hereunder. Contractor shall give Worldspan and any person designated by Worldspan, at Worldspan's expense, such reasonable assistance as may be required to perfect the rights described herein. Notwithstanding the foregoing, Contractor shall not be required to limit Contractor's use of any ideas, concepts or data processing techniques developed pursuant to Contractor's efforts under this Agreement which are general in nature and do not include any proprietary or confidential information of Worldspan or any items for which Worldspan has the exclusive unlimited right to use under this Agreement.

        8.    Warranty.    Contractor will give proper attention and time to performance under this Agreement and, during the Term, will provide the equivalent of not more than two and one-half (2 1/2) days' of work each week on behalf of Worldspan. Further, Contractor shall not engage in other commercial or business activities which will distract him or detract from providing the Services hereunder. Contractor represents and warrants that all Services performed hereunder shall be performed in a lawful, ethical, professional, workmanlike and competent manner in conformity with any and all applicable standards. Contractor warrants that all materials produced hereunder will be of original development by Contractor, will be specifically developed for the fulfillment of this Agreement, and will not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party. EXCEPT AS SET FORTH HEREIN, NEITHER PARTY MAKES, AND EACH PARTY DISCLAIMS, ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        9.    Non-Competition.    During the Term and for eighteen (18) months thereafter, the Contractor shall not, except with the prior written consent of the Worldspan, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity listed on the following list, or any affiliate or successor thereof, or any other entities as the Company and Contractor shall agree from time to time: Abacus Distribution Systems Pte. Ltd.; Amadeus Global Travel Distribution, S.A.; Galileo International, LLC; Sabre, Inc.; AXESS International Network Inc.; Infini Travel Information Inc.; Navitaire, Inc.; Pegasus Solutions Inc.; Wizcom International, Ltd.; Cendant Corporation (only to the extent Cendant's activities are competitive with Worldspan's business, such as Galileo operations); System One Corporation; and Electronic Data Systems Corporation (only to the extent EDS's activities are competitive with Worldspan's business).

        10.    Indemnification.    Contractor shall indemnify, save harmless and defend Worldspan from any claim, action, loss, damage, liability or expense, including without limitation reasonable attorney's fees, caused in whole or in part by the negligent or intentional action of Contractor from or in connection with Contractor's performance or nonperformance under this Agreement, including but not limited to injury or death of any person (including employees), damage to or destruction to property, and payment of taxes.

        11.    Termination and Breach.    This Agreement shall commence on the date first written above and shall continue for the Term. The Term may be terminated by either Worldspan or the Contractor at any time or for any reason, as provided in this Section 11. The Term shall terminate upon the earliest to occur of the following:

          (a)   the close of business on the last day of the Term;

          (b)   the Contractor's death;

          (c)   delivery by Worldspan to Contractor of a written notice of Worldspan's election to terminate Contractor's services hereunder because of Contractor's Disability (as defined below);

          (d)   the close of business on the day on which Worldspan shall have delivered written notice to Contractor of Worldspan's election to terminate Contractor's services hereunder, which termination may be made with or without Cause (as defined below); provided, that if Worldspan terminates Contractor pursuant to this Section 11(d) without Cause, Worldspan shall pay Contractor the compensation required to be paid pursuant to Section 3(a) hereof until the end of the Term; and

          (e)   the close of business on the day which is thirty (30) days after the date (or earlier at the option of Worldspan) on which the Contractor shall have delivered to Worldspan written notice of Contractor's election to terminate his services hereunder.

        For purposes of this Agreement, "Disability" shall mean a mental or physical incapacity that prevents or Worldspan reasonably expects will prevent Contractor from performing his normal required services for a period of four (4) months during any consecutive six (6) month period, unless within ten (10) days after notice of termination is given following such absence Contractor shall have returned to the satisfactory full-time performance of his duties.

        For purposes of this Agreement, "Cause" shall mean termination by Worldspan if Contractor: (i) is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, embezzlement, or similar criminal act; (ii) has engaged in (x) dishonest, unethical or unlawful conduct or activities to the damage or prejudice of Worldspan or its reputation or (y) conduct or activities involving moral turpitude damaging to the property, business or reputation of Worldspan; or (iii) materially violates any material provision of this Agreement, and such violation continues for ten (10) days after written notice from Worldspan

        Following any termination of Contractor's services hereunder, all obligations of Worldspan under this Agreement (other than any obligations with respect to the payment of accrued and unpaid consulting fees, and expense reimbursement under Sections 3(a) and (b) hereof through the date of Contractor's termination of services hereunder. Any termination payments granted in this Section 11 shall be the sole and exclusive compensation or benefit due to Contractor upon termination of Contractor's services.

        12.    Severability.    The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

        13.    Remedies.    Contractor acknowledges and agrees that Worldspan's remedy at law for breach of Contractor's covenants, agreements, and obligations under this Agreement will be inadequate, and that Worldspan shall be entitled to appropriate equitable relief with respect to any such breach. Contractor further acknowledges and agrees, however, that Worldspan shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

        14.    Modification of Agreement.    No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless made in writing signed by both parties.

        15.    Applicable Law.    This Agreement shall be construed according to the laws of the State of Georgia without regard to principles of conflicts of laws. The parties consent to the exclusive jurisdiction of any local, state or federal court located within the State of Georgia and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

        16.    Assignment.    This Agreement may not be assigned by either party; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding on any successor in interest of Worldspan, whether by merger, consolidation, transfer of all or substantially all of Worldspan's assets or otherwise.

        17.    Promotion.    Contractor agrees that Contractor will not, without the prior written consent of Worldspan: (i) use in advertising, publicity, or otherwise Worldspan's name, or that of any affiliate, partner or employee of Worldspan, nor any trademark, trade name, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Worldspan or its affiliates, or (ii) represent, directly or indirectly, that any product or service provided by Contractor has been approved or endorsed by Worldspan.

        18.    Progress Reports.    Upon request of Worldspan, Contractor will submit detailed progress reports to Worldspan. Such progress reports will detail work performed to date and estimated time to complete.

        19.    Surviving Sections.    Sections 3(e), 4, 5, 6, 7, 8, 9, 10, 13, 15, 17, and 19 shall survive the termination of this Agreement.

        20.    Notices.    Any notice or communication required to be given by either party shall be in writing and shall be hand delivered or sent by certified mail, return receipt requested, or by confirmed facsimile transmission to the address indicated below or such other address as either party may specify to the other.

To Contractor:	To Worldspan:

Douglas Abramson	300 Galleria Parkway, N.W.
518 St. Charles Ave., N.E.	Atlanta, Georgia 30339
Atlanta, Georgia 30308	Attention: General Counsel
Facsimile No.: 404-874-1516	Facsimile No.: 770-563-7878

        21.    Nonexclusive Service.    This Agreement does not grant Contractor any exclusive right or privilege with regard to the provision of services to Worldspan. Nothing herein limits Worldspan's ability to purchase or acquire the same or similar services from any other third party.

        22.    Entire Agreement.    This Agreement supersedes all prior agreements and understandings between the parties for performance of the Services and contains the complete understanding concerning the contractual arrangement between the parties.

        23.    Agreement Contingency.    The effectiveness of this Agreement is expressly contingent upon Contractor signing a release substantially in the form attached hereto as Exhibit A, said release to be signed by both parties and effective on and as of December 31, 2003. If Contractor fails to sign said release, this Agreement will not become effective and will be of no force or effect.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Douglas L. Abramson	Worldspan, L.P.

/s/ Douglas L. Abramson	/s/ Rakesk Gangwal Chairman, President and Chief Executive Officer

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

        This General Release of All Claims ("Release") is made and entered into by and between Douglas L. Abramson ("Mr. Abramson") and Worldspan, L.P. ("Worldspan") effective as of December    , 2003.

RECITALS

        WHEREAS, Mr. Abramson's employment with Worldspan will terminate on December 31, 2003; and

        WHEREAS, in connection with the termination of his employment, Mr. Abramson and Worldspan have entered into a Consulting Agreement dated as of December    , 2003 (the "Consulting Agreement"), subject to Mr. Abramson's execution and delivery of this Release; and

        WHEREAS, Mr. Abramson acknowledges that he has been provided all monies owed through the date he signs this Release and that Worldspan has satisfied all obligations to him arising out of or relating to his employment with Worldspan or separation from such employment through the date he signs this Release; and

        NOW, THEREFORE, in consideration of the execution of the Consulting Agreement and the promises and covenants set forth herein, the parties agree as follows:

        1.     Mr. Abramson, on behalf of himself, his agents, representatives, administrators, receivers, trustees, executives, successors, heirs, designees, legal representatives, assignees and attorneys hereby irrevocably and forever release, acquit and discharge Worldspan and all affiliated or related companies, parents, divisions, or subsidiaries, whether said entities are incorporated, unincorporated associations, partnerships or other entities and their owners, shareholders, officers, directors, agents, attorneys, partners, members, employees, insurers, successors and assigns and each of them (collectively, the "Company Group") from any and all debts, claims, demands, liabilities, actions or causes of action, of any kind, nature and description, past or present, known or unknown, which he now has, or may have or could assert against the Company Group arising out of, or in any way connected with, his employment or his separation from employment, including but not limited to any claims or demands for the following: wrongful discharge; breach of an implied or expressed employment contract; negligent or intentional infliction of emotional stress; defamation; fraud; discrimination and/or harassment based on age, sex, race, religion, national origin, sexual orientation, physical or mental disability, or medical condition; violation of any section of the AIDS Confidentiality Act, the Equal Employment for Persons with Disabilities Code, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, The Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Age Discrimination Act, the Age Discrimination In Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, or any other federal, state or local laws or regulations; unpaid wages, salary, overtime compensation, bonuses, commissions, or other compensation of any sort; for damages of any nature, including compensatory, general, special or punitive; or for costs, fees or other expenses, including but not limited to attorneys' fees, incurred regarding these matters. The foregoing list is meant to be illustrative rather than inclusive. Notwithstanding the foregoing, this Release and Mr. Abramson's understandings, agreements, representations and warranties set forth below do not preclude him from seeking to obtain any payments or benefits to which he may be entitled under any applicable employee benefit plans (other than any severance plan or policy) but his entitlement to such payments and benefits, if any, will be determined in accordance with such agreements and any relevant plan documents; specifically, Mr. Abramson does not waive or release his rights to (i) the Retention Retirement Supplement ("Supplement") set forth in Section 4(d) of his June 21, 1999 Key Management Retention Program

agreement with Worldspan, which Supplement was earned on December 21, 2000, (ii) any compensation deferred by Mr. Abramson under the Worldspan Executive Deferred Compensation Plan, or (iii) any rights or benefits Mr. Abramson has with respect to his participation in any Worldspan-sponsored employee benefit plans, including but not limited to the Worldspan Employees' Pension Plan, Worldspan Retirement Benefit Restoration Plan, Worldspan Retirement Savings Plan, and Group Health Plan for Employees of Worldspan, L.P. (including retiree medical benefits thereunder).

        2.     If Mr. Abramson initiates or participates in any legal action in violation of this Release, Worldspan may terminate any benefits or payments that are due to him, in addition to any other remedies.

        3.     This is a full and final release applying to all unknown and unanticipated injuries, claims, or damages arising out of said employment, as well as to those now known or disclosed and that Mr. Abramson voluntarily waives all rights or benefits which he now has, with the express intention of releasing and extinguishing unknown or unsuspected obligations, and he warrants that he is currently unaware of any claim(s), right(s), demand(s), debt(s), action(s), obligation(s), liability or cause(s) of action whatsoever against Worldspan which he has not released pursuant to this Release. Mr. Abramson understands, agrees and acknowledges that this Release is intended to include in its effect, without limitation, claims and causes of action which he does not know of or suspect to exist in his favor at the time of executing this Release, and that this Release contemplates extinguishment of all such claims and causes of action.

        4.     Mr. Abramson represents and acknowledges that he has had the opportunity to consult with a representative of his own choosing with respect to this Release; that he has read this Release; that he is fully aware of its contents and of its legal effect; and he freely and voluntarily entered into it.

        5.     Mr. Abramson agrees that he will not file or bring any claims, charges, complaints, or other actions against Worldspan or the Company Group arising out of or based upon the circumstances of his employment or his separation from employment, except as otherwise expressly required by law or with respect to matters not released hereunder.

        6.     Mr. Abramson warrants that except as expressly set forth herein, no representations of any kind or character have been made to him by Worldspan or any of its agents, representatives, employees or attorneys (or anyone else purporting to act in any such capacities) to induce him to execute this Release.

        7.     Mr. Abramson acknowledges and agrees that none of the Consulting Agreement, the consideration given thereunder or this Release is to be construed as an admission by Worldspan as an admission of any act or fact whatsoever.

        8.     In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), Mr. Abramson hereby acknowledges as follows:

  (a)
  That, he acknowledges that this Release specifically applies to any rights or claims he may have against Worldspan or any party released herein under the federal Age Discrimination in Employment Act of 1967, as amended;

  (b)
  This Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Release is executed by the parties;

  (c)
  That, he acknowledges that the consideration provided for in this Release and the provisions of this paragraph are in addition to that to which he is already entitled;

  (d)
  That, he understands that this Release shall be revocable for a seven (7) day period following execution of this Release by him. Accordingly, this Release shall not become effective or enforceable until the expiration of this seven (7) day revocation period.

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  (e)
  That, he acknowledges that he has been advised of his right to consult with an attorney prior to signing this Release and have been given a period of twenty-one (21) days within which to consider whether to sign this Release.

        9.     This Release is made in the State of Georgia and shall be interpreted under the laws of said State. Its language shall be construed as a whole, according to its fair meaning and not strictly for or against either party.

        10.   In the event that it shall be necessary for any party hereto to institute legal action to enforce any of the terms and conditions or provisions contained herein, or for any breach thereof, the prevailing party in such action shall be entitled to costs and reasonable attorneys' fees.

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        This Release may not be altered, amended or modified, or otherwise changed in any respect whatsoever, except by a subsequent writing executed by authorized representatives of the parties.

DATED: December , 2003	Douglas L. Abramson

	Address:	518 St. Charles Avenue, N.E. Atlanta, Georgia 30308

DATED: December , 2003	Worldspan, L.P.
By:

Title:

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CONSULTING AGREEMENT
W I T N E S S E T H
GENERAL RELEASE OF ALL CLAIMS
RECITALS